UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-51357	52-2084569
(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 880-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Corporation”) increased the size of the Board to nine directors and appointed David A. Barr to fill the newly created directorship. The Board affirmatively determined that he qualifies as an independent director. Mr. Barr has not been appointed to any committee of the Board.

Mr. Barr, age 53, was previously a director of the Corporation from February 2006 to July 2016. He has served as a managing director of Warburg Pincus, LLC since January 2001. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. Mr. Barr received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. He has served on the boards of numerous companies and currently serves on the boards of directors of Consolidated Precision Products, TriMark, and Universal Services of America.

Mr. Barr is not a party to any transaction with the Corporation that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Barr and any other persons pursuant to which Mr. Barr was selected as a director.

Under the Corporation’s Amended and Restated Director Compensation Policy, eligible directors receive an annual cash retainer of $80,000 and an annual grant of restricted stock units with a value of $120,000. As an eligible director, Mr. Barr will receive compensation under that policy. Mr. Barr is covered by an indemnification agreement under which the Corporation has agreed to indemnify him against certain costs and liabilities that may arise from his service as a director of the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Donald F. McAleenan
Senior Vice President, General Counsel, and Secretary

Dated: April 13, 2017